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                                   EXHIBIT 16










February 26, 2001



Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4 of United Community Financial Corp.'s Form 8-K dated February 27, 2001 and, except for the second sentence of the first paragraph, with which we have no basis on which to agree or disagree, we agree with the statements made therein.

Yours truly,

/s/ DELOITTE & TOUCHE LLP